Filed Pursuant to Rule 433

Registration Statement No. 333-196491-01

Relating to Preliminary Prospectus Supplement dated January 8, 2016 and

Prospectus dated June 3, 2014

Boston Properties Limited Partnership

$1,000,000,000 3.650% Senior Notes due 2026

Issuer:	Boston Properties Limited Partnership

Type:	SEC Registered

Size:	$1,000,000,000

Maturity:	February 1, 2026

Coupon (Interest Rate):	3.650%

Benchmark Treasury:	2.125% due November 15, 2025

Benchmark Treasury Price / Yield:	101-00+ / 2.135%

Spread to Benchmark Treasury:	1.550% (T + 155 basis points)

Yield to Maturity:	3.685%

Expected Ratings* (Moody’s / Standard & Poor’s / Fitch Ratings):	Baa2 (stable) / A- (stable) / BBB+ (stable)

Interest Payment Dates:	February 1 and August 1, commencing August 1, 2016

Day Count Convention:	30 / 360

Redemption Provision:	Make-whole call at any time before 90 days prior to February 1, 2026, based on U.S. Treasury plus 25 basis points, or at par thereafter

Initial Price to Public:	99.708%

Settlement Date:	T+7; January 20, 2016

Denominations:	$1,000 × $1,000

CUSIP / ISIN:	10112RAX2 / US10112RAX26

Joint Book-Running Managers:	Deutsche Bank Securities Inc. J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC TD Securities (USA) LLC U.S. Bancorp Investments, Inc.

Co-Managers:	BNY Mellon Capital Markets, LLC Fifth Third Securities, Inc. PNC Capital Markets LLC Scotia Capital (USA) Inc. SunTrust Robinson Humphrey, Inc. Wells Fargo Securities, LLC

*	Ratings may be changed, suspended or withdrawn at any time and are not a recommendation to buy, hold or sell any security.

The issuer has filed a registration statement (including a prospectus and a preliminary prospectus supplement) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission’s website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and preliminary prospectus supplement if you request it by calling J.P. Morgan Securities LLC collect at 1-212-834-4533, Deutsche Bank Securities Inc. toll free at 1-800-503-4611, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322, or Morgan Stanley & Co. LLC toll-free at 1-866-718-1649.

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